Exhibit 10.1

Bristow Group Inc.

Deferred Compensation Plan

As Amended and Restated Effective as of August 1, 2008

Effective: August 1, 2008

CERTIFICATE

I, Randall A. Staford, Secretary of Bristow Group Inc., hereby certify that the attached document is a correct copy of Bristow Group Inc. Deferred Compensation Plan, as amended and restated effective as of August 1, 2008.

Dated this 5th day of August, 2008.

/s/ Randall A. Stafford
Secretary as Aforesaid

i
Bristow Group Inc. Deferred Compensation Plan

ii
Bristow Group Inc. Deferred Compensation Plan

iii
Bristow Group Inc. Deferred Compensation Plan

Article I.    INTRODUCTION

1.1	Introduction
Bristow Group Inc., formerly known as Offshore Logistics, Inc., (the "Company"), established the Offshore Logistics, Inc. Deferred Compensation Plan, effective January 1, 2004, which plan has been completely amended and restated and renamed the Bristow Group Inc. Deferred Compensation Plan (the "Plan"), effective as of August 1, 2008 (the "Effective Date"). The purpose of the Plan is to provide deferred compensation for a select group of senior management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Employers.

1.2	Plan Administrator, Plan Year
Except as otherwise expressly provided in the Plan, the Plan is administered by the Compensation Committee of the Board of Directors of Bristow Group Inc. (the "Committee"). Article IX describes certain specific powers, duties and responsibilities of the Committee and of the Company with respect to the administration of the Plan. The Plan is administered on the basis of a plan year which is the calendar year (the "Plan Year").

1.3	Supplements
From time to time supplements may, by amendment, be attached to and form a part of the Plan. Such supplements may modify or supplement the provisions of the Plan as they apply to particular groups of Eligible Employees or groups of Participants shall specify the persons affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements

Bristow Group Inc. Deferred Compensation Plan

Article II.    DEFINITIONS
Wherever used in the Plan, the following terms have the meanings set forth below, unless otherwise expressly provided:

2.1	Accounts
Accounts means the Base Pay Deferral Account, Incentive Pay Deferral Account, Discretionary Contribution Account, and Employer Contribution Account, as described in Section 4.1.

2.2	Base Pay
Base Pay means the Participant's annual base salary from the Employer earned for the Plan Year paid or payable in a regular salary paycheck while an active Participant in the Plan, after reduction for elective deferrals under Code Sections 402(g)(3), 125 and 132(f)(4), employment tax deductions, wage withholding and any other payroll deduction.

2.3	Base Pay Deferral Account
Base Pay Deferral Account means that account described in Section 4.1.

2.4	Board of Directors
Board of Directors means the Board of Directors of the Company.

2.5	Business Day
Business Day means each day that the New York Stock Exchange is open for business.

2.6	Change in Control
Change in Control means a change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Treasury Regulations issued under Code Section 409A.

2.7	Code
Code means the Internal Revenue Code of 1986, as amended.

2.8	Committee
Committee means the Compensation Committee of the Board of Directors of the Company.

2.9	Company
Company means Bristow Group Inc. a Delaware corporation.

2.10	Compensation
Compensation means (i) the Participant's annual base salary from the Employer earned for the Plan Year paid or payable in a regular salary paycheck while an active Participant in the Plan, and (ii) the Participant's bonuses and incentive awards from the Employer earned with respect to a performance period that ends with or within the Plan Year, before reduction for elective deferrals under Code Sections 402(g)(3), 125 and 132(f)(4), employment tax deductions, wage withholding and any other payroll deduction.

2.11	Deferral Contribution(s)
Deferral Contribution(s) means those contributions described in Section 4.2.

2.12	Deferral Election(s)
Deferral Election(s) means the written or electronic compensation reduction agreement entered into by the Participant and the Employer pursuant to the Plan and which is made on a form and in a manner described in Section 4.3.

2.13	Disability
Disability means that a Participant has been determined to be totally disabled by the Social Security Administration.

2.14	Discretionary Contribution(s)
Discretionary Contribution(s) means those contributions described in Section 4.4.

2.15	Discretionary Contribution Account
Discretionary Contribution Account means that account described in Section 4.1.

2.16	Distribution Change Election
Distribution Change Election means that election described in Section 6.4.

2.17	Distribution Election(s)
Distribution Election(s) means the written or electronic election by the Participant of the form of distribution of such Participant's Discretionary Contribution Account, as described in Section 4.4, or Employer Contribution Account, as described in Section 4.5, for a given Plan Year.

2.18	Effective Date
Effective Date means August 1, 2008.

2.19	Eligible Employee
Eligible Employee means those officers and senior managers of the Employer selected by the Committee in accordance with Section 3.1.

2.20	Employer(s)
Employer(s) means the Company and each subsidiary of the Company that adopts the Plan with the Company's consent; provided, the Company owns, directly or indirectly, more than 50 percent of the total fair market value and total voting power of such adopting subsidiary.

2.21	Employer Group
Employer Group means the Employer and any other "service recipient" as such term is defined under Treasury Regulation Section l.409A-l (h)(3).

2.22	Employer Contribution(s)
Employer Contribution(s) means those contributions described in Section 4.5.

2.23	Employer Contribution Account
Employer Contribution Account means that account described in Section 4.1.

2.24	ERISA
ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.25	Incentive Pay
Incentive Pay means the Participant's incentive compensation, if any, from the Employer that is "performance-based compensation" (as desc1ibed under Code Section 409A and the guidance and Treasury Regulations issued thereunder) and that is earned with respect to a performance period that ends with or within the Plan Year, after reduction for elective deferrals under Code Sections 402(g)(3), 125 and 132(f)(4), employment tax deductions, wage withholding and any other payroll deduction.

2.26	Incentive Pay Deferral Account
Incentive Pay Deferral Account means that account described in Section 4.1.

2.27	Participant
Participant means an Eligible Employee who is participating in the Plan in accordance with the provisions of Article III.

2.28	Plan
Plan means the Bristow Group Inc. Deferred Compensation Plan, as amended from time to time.

2.29	Plan Year

Plan Year means the calendar year.

2.30	Unforeseeable Emergency
Unforeseeable Emergency means an emergency described in Section 6.5(b).

Article III.    PARTICIPATION

3.1	Eligibility to Participate
The Committee shall determine the employees of the Employer who shall be considered Eligible Employees who are eligible to participate in the Plan with respect to a Plan Year.

3.2	Participation
Each Eligible Employee who was a Participant in the Plan immediately prior to the Effective Date shall continue to participate in the Plan as of the Effective Date. Each other Eligible Employee shall become a Participant in the Plan as of the date such Participant is so notified, in writing or electronically, by the Committee.

A Participant must complete such forms and provide such data in a timely manner as is required by the Company. Such forms and data may include, without limitation, such Participant's acceptance of the terms and conditions of the Plan, such Participant's time and form of distribution election and such Participant's designation of a beneficiary to receive any benefits payable hereunder.

3.3	Cessation of Active Participation.

(a)
Cessation of Eligible Status. A Participant shall be considered an active Participant during any period when Deferral Contributions, Employer Contributions or Discretionary Contributions are being made to the Plan on such Participant's behalf. A Participant's active participation in the Plan shall cease as of the date such Participant's employment with the Employer terminates. In addition if, as of any day during a Plan Year, a Participant ceases to satisfy the criteria which qualified such Participant as an Eligible Employee, the Committee may remove such Participant from active participation in the Plan as of the first day of the next following Plan Year.

(b)
Inactive Participant Status. Even if the Participant's active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of such Participant's Accounts are distributed from the Plan, or (ii) the date such Participant again recommences active participation in the Plan as an Eligible Employee. During the period of time that an employee is an inactive Participant in the Plan, such Participant's Accounts shall continue to be adjusted for earnings and losses pursuant to the terms of Section 4.7.

(c)
Participation after Reemployment. If an Eligible Employee terminates employment with the Employer (either before or after such employee becomes a Participant) and then is reemployed by the Employer, such employee shall become eligible to participate or to recommence participation in the Plan as of the date, on or after such employee's reemployment date, that such employee becomes an Eligible Employee.

(d)
Application of ERISA. It is the intent of the Company that the Plan be exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA, as an unfunded plan that is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the "ERISA exemption"). Notwithstanding anything to the contrary in this Article II or in any other provision of the Plan, the Committee may in its sole discretion exclude any one or more Eligible Employees from eligibility to participate or from participation in the Plan, may exclude any Participant from continued participation in the Plan, and may take any further action it considers necessary or appropriate if the Committee reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.

Article IV.    PARTICIPANT ACCOUNTS, PARTICIPANT ELECTIONS

4.1	Establishment of Participant Accounts
The Company shall establish and maintain a Base Pay Deferral Account, an Incentive Pay Deferral Account, a Discretionary Contribution Account, and an Employer Contribution Account in the name of each Participant to record:

(a)	The amounts which represent the Participant's Deferral Contributions and the Discretionary Contributions and Employer Contributions made on the Participant's behalf;

(b)	The credits or debits for investment earnings or losses; and

(c)	The distribution of benefits to the Participant or the Participant's beneficiary.

The Company, in its discretion, may also establish and maintain such additional separate bookkeeping accounts and sub-accounts for the Participant as it shall deem desirable. Each Participant's interest in such Participant's Accounts, including earnings and losses thereon, shall be fully vested. The Participant's Accounts shall be maintained until the value thereof has been distributed to or on behalf of such Participant or such Participant's beneficiary under the terms of the Plan.

4.2	Deferral Contributions
Each Participant may irrevocably elect to have Deferral Contributions made on such Participant's behalf for the Plan Year by completing and submitting to the Company a Deferral Election setting forth the terms of such Participant's election. A "Deferral Contribution" means that portion of a Participant's Base Pay earned with respect to a given Plan Year, and Incentive Pay earned with respect to a performance period that ends with or within a given Plan Year, that the Participant elects to defer receipt of, in lieu of receiving such compensation currently. Deferral Contributions may only be made while the Participant is actively employed by the Employer. To the extent permitted by Code Section 409A, a Participant will be considered actively employed during an approved leave of absence if there is a reasonable expectation that the employee will return to perform services for the Employer and if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract.

4.3	Deferral Election
A Participant must complete and submit a Deferral Election to the Company providing for Deferral Contributions of such Participant's Base Pay or Incentive Pay for a given Plan Year in such form as the Company shall consider acceptable. A Participant must make a separate Deferral Election with respect to Deferral Contributions of Base Pay and of Incentive Pay for each Plan Year which shall then be credited to the Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for such given Plan Year, respectively, as described in Section 4.3(d). The following terms and conditions shall apply to Deferral Elections:

(a)
Deferral Election. The Participant's Deferral Election under the Plan with respect to such Participant's Base Pay for any Plan Year shall be effective for the first regular salary paycheck earned in such Plan Year. The Participant's Deferral Election under the Plan with respect to such Participant's Incentive Pay, if any, for any Plan Year shall be effective for the Incentive Pay earned with respect to the performance period ending with or within such Plan Year; provided, the Participant has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is made. To be effective, the Deferral Election under the Plan with respect to Base Pay must be made by, and shall become irrevocable on, September 30 prior to the commencement of the next Plan Year for which Deferral Contributions attributable to Base Pay will be made. To be effective, the Deferral Election under the Plan with respect to Incentive Pay, if any, must be made by, and shall become irrevocable on, September 30 prior to the commencement of the next Plan Year for which Deferral Contributions attributable to Incentive Pay will be made. Until such time as a Participant submits a Deferral Election in a timely manner, such Participant shall be deemed to have elected not to make Deferral Contributions.

(b)
First Plan Year of Participation. Notwithstanding anything to the contrary in Section 4.3(a) above, in the case of the first Plan Year in which an Eligible Employee becomes a Participant under the Plan, such Participant may make a Deferral Election under the Plan with respect to Base Pay (but not with respect to Incentive Pay) within 30 days after the date he is first notified in writing by the Committee that he is a Participant, with respect to Base Pay paid for services to be performed after the date of the Deferral Election. Such Deferral Election shall be irrevocable when made.

(c)
Term. Each Participant's Deferral Election with respect to Base Pay or to Incentive Pay for a given Plan Year shall remain in effect for the Base Pay or Incentive Pay, if any, for such given Plan Year until the date the Participant ceases to be an active Participant (as desc1ibed in Section 3.3(a)).

(d)
Crediting Contributions. For each Plan Year that a Participant has a Deferral Election in effect, the Company shall credit the amount of such Participant's Deferral Contributions of Base Pay and Incentive Pay to such Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for such Plan Year, as applicable, on the Friday next following the Business Day such amount would have been paid to such Participant but for such Participant's Deferral Election (or such other date or time as the Company, in its sole discretion, determines).

(e)
Distribution Date. Each Deferral Election of Base Pay and Incentive Pay shall indicate whether the Base Pay Deferral Account and Incentive Pay Deferral Account established for a given Plan Year shall be distributed to the Participant as an in-service distribution in accordance with Section 6.1 or a distribution upon termination of employment with the Employer and the Employer Group in accordance with Section 6.2; provided the same distribution date shall be selected for both the Base Pay Deferral Account and the Incentive Pay Deferral Account established for a given Plan Year. If a Participant does not indicate on such Participant's Deferral Election that the Base Pay Deferral Account and Incentive Pay Deferral Account established for a given Plan Year are to be distributed as an in-service distribution, such Base Pay Deferral Account and Incentive Pay Deferral Account shall be distributed to the Participant upon termination of employment with the Employer and the Employer Group as described in Section
6.2. If a Participant does indicate on such Participant's Deferral Election that the Base Pay Deferral Account and Incentive Pay Deferral Account established for a given Plan Year are to be distributed as an in-service distribution, the Participant shall also indicate the specific date of distribution, provided that, subject to Section 6.1, such distribution date shall not be less than two years from the Business Day such amount would otherwise have been paid to the Participant but for such Participant's Deferral Election.

(f)
Form of Payment. If a Participant indicates on such Participant's Deferral Election that the Base Pay Deferral Account and the Incentive Pay Deferral Account established for a given Plan Year are to be distributed upon termination of employment, such Deferral Election shall indicate the form of payment in which the Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year shall be distributed to the Participant; provided the same form of payment shall be selected for both the Base Pay Deferral Account and the Incentive Pay Deferral Account for a given Plan Year. The Participant may choose from the forms of payment described in Section 6.3. If a Participant fails to indicate on such Participant's Deferral Election the form of payment in which the Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year are to be distributed upon termination of employment, such Base Pay Deferral Account and Incentive Pay Deferral Account shall be distributed in the form of a lump sum payment.

4.4	Discretionary Contributions

(a)
General. The Committee may declare, in its sole discretion, a discretionary contribution (a "Discretionary Contribution") for a Participant or group of selected Participants, with respect to a Plan Year.

Form of Distribution. A Participant eligible to be credited with a Discretionary Contribution for any Plan Year must file a Distribution Election regarding the form of distribution of such Participant's Discretionary Contribution Account for a given Plan Year. To be effective, the election must be made by, and shall become irrevocable on, December 31 prior to the commencement of the Plan Year for which the Discretionary Contribution is credited, except that, in the case of the first Plan Year in which an Eligible Employee becomes a Participant under the Plan, such Participant may file a Distribution Election with respect to any

Discretionary Contribution credited to his Discretionary Contribution Account for such Plan Year of initial participation within 30 days after the date he is first notified in writing by the Committee that he is a Participant. The Participant may choose from the forms of payment described in Section 6.3. If the Participant fails to make a proper and timely election within the time frame described in this Section, the Participant shall be deemed to have elected to have the Participant's Discretionary Contribution Account for a given Plan Year distributed in the form of a lump sum payment. Notwithstanding anything to the contrary in this Section 4.4(b), the same form of payment shall be selected for the Participant's Discretionary Contribution Account and Employer Contribution Account for a given Plan Year.

(b)
Crediting Contributions. For each Plan Year that a Participant is credited with a Discretionary Contribution, the Company shall credit the amount to such Participant's Discretionary Contribution Account on such date as the Company, in its sole discretion, determines but not later than the last day of such Plan Year.

(c)
Distribution Date. A Participant's Discretionary Contribution Account shall be distributed upon the Participant's termination of employment with the Employer and the Employer Group in accordance with Section 6.2.

4.5	Employer Contributions

(a)
General. The Company shall credit the Employer Contribution Account of each Participant with an annual credit (an "Employer Contribution"), based on the Employer Contribution Level assigned to the Participant by the Committee in its sole discretion, determined as follows:

(i)	Level I - 20% of Compensation less Employer contributions to any qualified retirement plan sponsored by the Company or the Employer.

(ii)	Level II - 15% of Compensation less Employer contributions to any qualified retirement plan sponsored by the Company or the Employer.

(iii)	Level III - 10% of Compensation less Employer contributions to any qualified retirement plan sponsored by the Company or the Employer.

Form of Distribution. A Participant eligible to be credited with an Employer Contribution for any Plan Year must file a Distribution Election regarding the form of distribution of such Participant's Employer Contribution Account for a given Plan Year. To be effective, the election must be made by, and shall become irrevocable on, December 31 prior to the commencement of the Plan Year for which the Employer Contribution is credited, except that, in the case of the first Plan Year in which an Eligible Employee becomes a Participant under the Plan, such Participant may file a Distribution Election with respect to any Employer Contribution credited to his Employer Contribution Account for such Plan Year of initial participation within 30 days after the date he is first notified in writing by the Committee that he is a Participant. The Participant may choose from the forms of payment described in Section 6.3. If the Participant fails to make a proper and timely election within the time frame described in this Section, the Participant shall be deemed to have elected to have the Participant's Employer Contribution Account for a given Plan Year distributed in the form of a lump sum payment. Notwithstanding anything to the contrary in this Section 4.5(b), the same form of payment shall be selected for the Participant's Discretionary Contribution Account and Employer Contribution Account for a given Plan Year.

(b)
Crediting Contributions. For each Plan Year that a Participant is credited with an Employer Contribution, the Company shall credit the amount to such Participant's Employer Contribution Account on such date as the Company, in its sole discretion, determines but not later than the last day of such Plan Year.

(c)
Distribution Date. A Participant's Employer Contribution Account shall be distributed upon the Participant's termination of employment with the Employer and the Employer Group in accordance with Section 6.2.

4.6	Debiting of Distributions
As of each Business Day, the Company shall debit each Participant's Accounts for any amount distributed from such Accounts since the immediately preceding Business Day.

4.7	Adjustment For Hypothetical Investment Experience

As of each Business Day, the Company shall adjust the Accounts of each Participant to reflect hypothetical investment experience in accordance with Section 4.9 for the period since the immediately preceding Business Day. For this purpose, the Company shall adopt uniform rules which conform to generally accepted accounting practices.

4.8	Errors in Accounts
If an error or omission is discovered in the Accounts of any Participant, or in the amount of a Participant's Deferral Contributions, Employer Contributions or Discretionary Contributions, the Company, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

4.9	Investment Funds

A Participant may select one or more of the investment funds made available by the Company under the Plan to measure hypothetical investment experience (i.e., earnings or losses) to be credited to such Participant's Accounts. A Participant may reallocate the hypothetical investment of such Participant's Accounts among the available investment funds each Business Day upon proper and timely notification to the Company in a form acceptable to the Company. The Company, however, retains the right to review and restrict hypothetical investment rights at any time. Until the Participant's Accounts are distributed, the Participant's

Accounts shall be adjusted periodically to reflect the hypothetical investment experience of the investment fund or funds which the Participant has selected.

(a)
Nothing in this Section 4.9 shall require the Employer to actually invest money in the investment funds designated by a Participant. The Company shall establish such rules and procedures governing the manner, frequency and timing of investment fund selections by Participants and of the crediting of hypothetical investment experience to Participants' Accounts, and such rules and procedures may change in the Company's sole discretion prospectively without the consent of the Participants.

(b)
The investment funds to be used for the purposes of this Section 4.9 shall be chosen by the Company, in its sole discretion, and shall be communicated to the Participants. The Company may, in its sole discretion, change, add or remove investment funds on a prospective basis at any time and in any manner it deems appropriate without the consent of the Participants. If a Participant has not made a valid election, then all Deferral Contributions, Employer Contributions and Discretionary Contributions credited to the Participant's Accounts in respect to which a valid election has never been made shall be invested in the short-term investment fund.

Article V.    VESTING OF ACCOUNTS

5.1    Vesting of Accounts
A Participant shall be 100% fully vested in the value of such Participant's Accounts at all times.

Article VI.    PAYMENT OF BENEFITS

6.1	In-Service Distributions
The in-service distribution of a Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year shall be made in a lump sum payment on the specific date selected by the Participant in the Deferral Election for that given Plan Year. If the Participant makes a Distribution Change Election to delay the specific date of the in-service distribution with respect to the Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year pursuant to Section 6.4, the distribution of the Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for such given Plan Year shall not be made earlier than the date that is five years after the specific in-service distribution date such Participant's Base Pay Deferral Account or Incentive Pay Deferral Account would have otherwise been distributed or commenced distribution. Notwithstanding the foregoing, if the Participant's employment with the Employer and all members of the Employer Group terminates prior to the specific in-service distribution date (including any specific in-service distribution date pursuant to a Distribution Change Election), distribution shall be made in a lump sum payment on the earlier to occur of the Participant's death or the date that is six months and one day following the Participant's termination of employment with the Employer and the Employer Group.

6.2	Payment of Benefits at Termination of Employment

(a)
General. In accordance with the terms of subsection (b) hereof, if a Participant's employment with the Employer and all members of the Employer Group terminates, the Participant shall be entitled to receive a distribution of the balance credited to the Participant's Accounts. For purposes of the Plan, a Participant shall be considered to have a termination of employment with the Employer and all members of the Employer Group on the date such Participant has a "separation from service" (as described under Code Section 409A and the guidance and Treasury regulations issued thereunder) with the Employer and all members of the Employer Group.

(b)
Time of Distribution. The distribution of the balance credited to the Participant's Accounts under Section 6.2(a) shall be made or commence as soon as reasonably practicable following the earlier to occur of the Participant's death or the date that is six months and one day following the Participant's termination of employment with the Employer and all members of the Employer Group, in the specific form selected by the Participant in the Participant's Deferral Election and Distribution Election, as applicable, for the given Plan Year or in a lump sum payment in accordance with Section 6.1. If the Participant makes a Distribution Change Election to change the form of payment of the distribution with respect to any Account of such Participant for a given Plan Year pursuant to Section 6.4, the distribution of such Participant's Account shall not be made or commence earlier than the date that is five years after the date such Participant's Account would have otherwise been distributed or commenced distribution.

6.3	Form of Distribution

(a)
A Participant shall elect with respect to each of such Participant's Accounts for a given Plan Year which are distributed pursuant to Section 6.2, to have each such Account distributed in one of the following forms:

(i)	a single lump sum, or

(ii)	quarterly or annual installments for a period of not less than three years nor more than five years.

(b)
Any installment payments shall be made in installments, adjusted for hypothetical investment experience in accordance with Section 4.7, commencing on the dates described under Section 6.2. Installment payments shall be considered a single payment for purposes of Code Section 409A.

(c)
Notwithstanding anything to the contrary in this Section 6.3 or Section 6.4, the Participant must select the same form of payment for his or her Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year and must select the same form of payment for his or her Discretionary Contribution Account and Employer Contribution Account for a given Plan Year.

6.4	Change of Time and Form of Distribution
A Participant may elect (a "Distribution Change Election") to (A) delay the specific date of an in-service distribution of such Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year, to a subsequent time, (B) change the form of payment of such Participant's Base Pay Deferral Account and Incentive Pay Deferral Account for a given Plan Year upon tem1ination of such Participant's employment with the Employer and all members of the Employer Group to any form of payment under Section 6.3, and (C) change the form of distribution of the balance of such Participant's Employer Contribution Account and Discretionary Contribution Account for a given Plan Year to any form of payment under Section 6.3; provided, the Distribution Change Election is filed with, and acceptable to, the Company, and such Distribution Change Election (i) with respect to an in-service distribution, is made at least 12 months before the date the payment is otherwise scheduled to be paid (or in the case of installment payments, 12 months before the date the first installment payment is otherwise scheduled to be paid) with respect to such Account for the given Plan Year, (ii) shall not be effective until at least 12 months after it is filed with the Company, and (iii) except as otherwise provided in Sections 6.5, 6.6, 6.7, 6.8 or 6.9 below, shall defer payment of the Participant's Account for the given Plan Year with respect to which such election is made for at least five years from the date payment would otherwise have been paid (or in the case of installment payments, five years from the date the first installment amount was otherwise scheduled to be paid). A Participant's Distribution Change Election shall be irrevocable when filed with the Company. A Participant may not make more than one Distribution Change Election with respect to any Account that is distributable upon termination of employment with the Employer and all members of the

Employer Group and may not make more than two Distribution Change Elections with respect to any Account that is dist1ibutable in-service.

6.5	Payment For Unforeseeable Emergency

(a)
General. Notwithstanding anything to the contrary in Section 6.1, 6.2 or 6.4, if the Participant experiences an Unforeseeable Emergency, the Participant may petition the Company in writing or electronically for a lump sum distribution of the Participant's Base Pay Deferral Account and Incentive Pay Deferral Account. The payout shall not exceed the lesser of: (i) the balance of the Participant's Base Pay Deferral Account and Incentive Pay Deferral Account, calculated on the date of payment, or (ii) the amount reasonably needed to satisfy the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the payout. However, no distribution will be allowed under this Section 6.5 to the extent that the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of Deferral Contributions under the Plan. If the Participant's petition for a distribution is approved by the Company in its sole discretion, the distribution shall be made in a lump sum payment within 90 days following the date of approval. If the Participant receives a distribution under this Section 6.5 or a 401(k) hardship distribution, as defined under Treasury Regulation 1.401(k) l(d)(3), the Participant's Deferral Election with respect to Deferral Contributions of Base Pay and Incentive Pay for the remainder of the Plan Year in which such distribution occurs shall be cancelled and the Participant shall not be eligible to make Deferral Contributions in accordance with Sections 4.2 and 4.3 until the following Plan Year. Any distribution made pursuant to this Section 6.5 shall be withdrawn pro rata from each of the Participant's Base Pay Deferral Accounts and Incentive Pay Deferral Accounts. Any remaining balance of the Participant's Accounts after a distribution made pursuant to this Section 6.5 shall be distributed in accordance with the applicable provisions of this Article VI.

Unforeseeable Emergency. For purposes of this Section 6.5, "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependant (as defined under Code Section 409A and the guidance and Treasury Regulations issued thereunder); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant,. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependant (as defined under Code Section 409A and the guidance and Treasury Regulations issued thereunder) may also constitute an

Unforeseeable Emergency. The Company in its sole discretion shall determine whether the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependant (as defined under Code Section 409A and the guidance and Treasury regulations issued thereunder) has had an Unforeseeable Emergency.

6.6	Payment of Disability Benefits
Notwithstanding anything to the contrary in Section 6.1, 6.2 or 6.4 above, if a Participant incurs a Disability, the balance credited to the Participant's Accounts shall be distributed to the Participant in a lump sum payment within 90 days after the Participant incurred the Disability.

6.7	Payment of Benefits Upon Death
Notwithstanding anything to the contrary in Section 6.1, 6.2 or 6.4 above, the balance of the Participant's Accounts shall be distributed in a lump sum payment within 90 days after the death of the Participant.

6.8	Change in Control
Notwithstanding anything to the contrary in Section 6.1, 6.2 or 6.4 above, the balance of the Participant's Accounts shall be paid to the Participant in a lump sum payment on the date of the occurrence of a Change in Control.

6.9	Transfer of Benefits Upon Divorce
Subject to the review and approval of the Company, part or all of the balance of the Participant's Accounts may be transferred to one or more separate bookkeeping accounts under the Plan, established by the Company, for the benefit of an "alternate payee" pursuant to a valid domestic relations order in accordance with Code Section 414(p)(l)(B). Notwithstanding anything to the contrary in Section 6.1, 6.2 or 6.4 above, the benefits so segregated shall be payable immediately in a lump sum payment to the alternate payee pursuant to such domestic relations order.

6.10	Payment of Small Benefits
The Participant's Accounts shall be distributed in a lump sum payment if the balance of the Participant's Accounts does not exceed the applicable dollar limit under Code Section 402(g)(l )(B) on the date of the scheduled payment; provided, that such payment results in the termination and liquidation of the entirety of such Participant's interest under the Plan, including all agreements, methods, programs or other arrangements which would be aggregated with the Plan under Code Section 409A and the guidance and Treasury regulations issued thereunder.

6.11	Beneficiary Designation
Participants shall designate, and from time to time may redesignate, their beneficiaries to receive any benefits that may be payable under the Plan upon such Participant's death in such form and manner as the Company may determine. In the event that:

(i)	a Participant dies without designating a beneficiary;

(ii)	the beneficiary designated by a Participant is not alive when a payment is to be made to such person under the Plan, and no contingent beneficiary has been designated; or

(iii)	the beneficiary designated by a Participant cannot be located by the Company within one year from the date benefits are to be paid to such person;
then, in any of such events, the beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant's surviving spouse, if any, and if not, the estate of the Participant.

6.12	Valuation of Distributions
The balance of the Participant's Accounts to be distributed pursuant to this Article VI shall be determined as soon as practicable after instructions are received in good order by the Company.

6.13	Prohibition on Acceleration of Payments
The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury Regulations issued thereunder.

Article VII.    AMENDMENT OR TERMINATION OF PLAN

7.1	Amendments Generally
While the Employer expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time. Any amendment of the Plan will be by resolution of the Board of Directors of the Company or any committee of the Board of Directors to whom such authority has been delegated. Notwithstanding the preceding sentence, the Committee may amend the Plan in the following respects without the approval of the Board of Directors of the Company: (i) amendments required by law; (ii) amendments that relate to the administration of the Plan and that do not materially change the cost of the Plan; and (iii) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the Plan and that do not materially increase the cost of the Plan. No amendment shall reduce the value of the balance of a Participant's Accounts to less than the amount (as subsequently adjusted for hypothetical investment experience attributable thereto) such Participant would be entitled to receive if such Participant had resigned from the employ of the Employer and all members of the Employer Group on the day of the amendment.

7.2	Right to Terminate

(a)
The Plan will terminate as to the Employers on any date specified by the Company if advance written notice of the termination is given to the Committee and the Employers by the Company. The Plan will terminate as to an individual Employer (including the Company) on the first to occur of the following:

(i)	The date it is terminated by such Employer if advance written notice of the termination is given to the Company, the other Employers and the Committee;

(ii)	The date such Employer is judicially declared bankrupt or insolvent; an

(iii)
The dissolution, merger, consolidation or reorganization of such Employer, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made with the consent of the Company whereby the Plan will be continued by any successor to such Employer or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for such Employer under the Plan.

Upon termination of the Plan, each affected Participant's Accounts shall be distributed in accordance with Code Section 409A and the guidance and Treasury Regulations issued thereunder.

Article VIII. MISCELLANEOUS

8.1	Unfunded Plan
The Employer may establish a trust (known as a "grantor trust") within the meaning of the Code for the purpose of accumulating funds to satisfy the obligations incurred by the Employer under the Plan. Notwithstanding the preceding sentence, nothing herein shall require the Employer to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions by the Employers or the Committee shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Employer and the Participant, such Participant's beneficiary, or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer. The obligation of the Employers hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant or such Participant's beneficiary is entitled to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

8.2	Nonguarantee of Employment
None of the establishment of the Plan, any modification or amendment thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Employers or the Committee except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of the Employer.

8.3	Nonalienation of Benefits

(a)
With the exception of Section 6.9, the rights or interests of any Participant or any Participant's beneficiaries to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which such Participant may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

Notwithstanding Section 8.3(a), if a Participant is indebted to the Employer at any time when payments are to be made by the Employer to the Participant under the provisions of the Plan, the Employer shall have the right to reduce the amount of payment to be made to the Participant (or the Participant's beneficiary) to the extent of such indebtedness. Any election by the Employer not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4	Payment with Respect to Incapacitated Persons
If any person entitled to benefits under the Plan is under a legal disability, a minor or, in the Company's opinion, incapacitated in any way so as to be unable to manage his or her financial affairs, the Company may direct the payment of such benefits to such person's legal representative or to a relative or friend of such person for such person's benefit, or the Company may direct the application of such benefit for the benefit of such person in any manner which the Company may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 8.4 shall be a full and complete discharge of any liability for such payments.

8.5	Litigation
In any action or proceeding regarding any Plan benefits or the administration of the Plan, employees or former employees of the Employers, their beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Employers and the Committee and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

8.6	Headings
The headings of the various Articles, Sections and sub-sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

8.7	Evidence
Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

8.8	Gender and Number
Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

8.9	Waiver of Notice
Any notice required under the Plan may be waived by the person entitled to notice.

8.10	Taxes and Withholding
Notwithstanding any other provisions of the Plan, the Employer may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

8.11	Applicable Law
The Plan shall be construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.

8.12	Severability

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

8.13	Successors
The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor, and on the Employers and their successors, whether by way of merger, consolidation, purchase or otherwise.

8.14	Effect on Other Employee Benefit Plans
Any benefit paid or payable under this Plan shall not be included in a Participant's or employee's compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Employer except as may otherwise be required under the terms of such employee benefit plan or applicable law.

8.15	Inability to Locate Participant
In the event that the Company is unable to locate a Participant or beneficiary within two years following the Participant's termination of employment with the Employer and all members of the Employer Group, or if later, within two years following the date benefits are to commence, all amounts credited to the Participant's Account shall be forfeited. If, within a five-year period following the date of such forfeiture, the Participant or beneficiary later claims such benefits, they shall be reinstated without interest. If the Company does not receive a claim to such benefits within the five year period following the date of forfeiture, benefits forfeited pursuant to this Section 8.15 will not be reinstated.

8.16	Code Section 409A
The Plan and the benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Employers shall not be required to assume any increased economic burden in connection therewith. Although the Employers and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, none of the Employers nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Employers nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.

Article IX.    ADMINISTRATION OF THE PLAN

9.1	Powers and Duties of the Committee
The Board of Directors, or its designee, shall appoint members of the Committee. The Committee will be responsible for the overall administration and design of the Plan. In addition to duties specifically stated herein, the Committee shall have full responsibility to represent the Employers and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Committee upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The Committee shall have the following discretionary responsibilities under the Plan:

(a)	To decide all questions relating to the eligibility of employees to become Eligible Employees and Participants in the Plan in its sole and complete discretion;

(b)	To make all determinations regarding Employer contributions, including the amount, allocation and timing of such contributions;

(c)
To adopt such rules and procedures as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules; and

(d)	To delegate its authority to such other committees or officers of the Employers as may be necessary or desirable for the efficient administration of the Plan.

9.2	Powers and Duties of the Company
The Company will be responsible for the administration of certain aspects of the Plan. The Company may designate an employee(s) to provide certain administrative duties in connection with the Plan. Subject to the terms of the Plan, the decision of the Company upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. In addition to the duties specifically stated herein, the responsibilities of the Company shall include the following:

(a)
To construe and interpret the Plan, to determine the amount, manner and time of payment of any benefits under the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to remedy ambiguities, inconsistencies or omissions all in its sole and complete discretion;

(b)
To adopt such rules and procedures as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules;

(c)	To delegate its authority to such other committees or officers of the Employers as may be necessary or desirable;

(d)	To make determinations as to the right of any person to a benefit and to direct payments or distributions in accordance with the provisions of the Plan;

(e)	To furnish the Employers and Participants with such information as may be required by them for tax or other purposes in connection with the Plan;

(f)	To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements;

(g)
To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Employers), and to allocate or delegate to them such powers, rights and duties as the Company considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing;

(h)
To report at least annually to the Committee or to such person or persons as the Committee designates as to the administration of the Plan, any significant problems which have developed in connection with the administration of the Plan and any recommendations which the Company may have as to the amendment of the Plan or the modification of Plan administration. At least once for each Plan Year, the Company shall cause a statement of a Participant's Account balance to be distributed to the Participant.

9.3	Claims Procedure

(a)
Claims. The Company will endeavor to administer the Plan fairly and consistently and to pay all benefits to which Participants or beneficiaries are properly entitled. However, failure to execute any forms required or to furnish information requested by the Company within a reasonable period of time may result in delayed benefit payments. All claims for unpaid benefits should be made in writing to the Company. The Company may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Company will notify the claimant of the adverse decision within a reasonable period of time, but not later than 90 days after receiving the claim, unless the Company determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial 90- day period. The extension cannot exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the decision. The claim determination time frames begin when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing. Any notice of denial shall include:

(i)	The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;

(ii)	A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and

(iii)	A description of the Plan's appeal procedures and time frames, including a statement of the claimant's right to bring a civil action following an adverse decision on appeal.

(b)	Appeal Procedures. A claimant, or a claimant's authorized representative, may appeal a denied claim within 60 days after receiving the Company's notice of denial. A claimant has the right to:

(i)	Submit to the Company, for review, written comments, documents, records and other information relating to the claim;

(ii)	Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim; and

(iii)
A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Company will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than 60 days following receipt of the written request for review, unless the Company determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial 60-day period. The extension notice shall indicate the special circumstances and the date by which the Company expects to render the appeal decision. The extension cannot exceed a period of 60 days. The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing. If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Company sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period. The Company's notice of denial on appeal shall include:

(i)	The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(ii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant's claim; and

(iii)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain the information about such procedures, and a statement of the claimant's right to bring an action under ERISA.

(c)
Satisfaction of Claims. Any payment to a Participant or beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Employers, who may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Company. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release before any payment is to be made in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution shall be forfeited.